                                                                   EXHIBIT 10.16

                             BASIC ORDER AGREEMENT





                                    BETWEEN





                         DIGITAL EQUIPMENT CORPORATION
                                    (BUYER)





                                      AND





                           SPACETEC IMC CORPORATION
                                   (SELLER)



                                                                Contract # 22839

                               TABLE OF CONTENTS

1.  BASIC ORDER AGREEMENT............................................4

2.  PURCHASE ORDERS..................................................4

3.  PURCHASE PERIOD..................................................5

4.  PRICING..........................................................5

5.  DELIVERY/LEADTIME/FLEXIBILITY....................................6

6.  QUALITY, INSPECTION, AND ACCEPTANCE..............................7

7.  PAYMENT AND SET-OFF..............................................8

8.  WARRANTY.........................................................8

9.  LIMITATION OF LIABILITY..........................................8

10. CONFIDENTIAL INFORMATION AND ADVERTISING.........................9

11. INTELLECTUAL PROPERTY INDEMNITY..................................9

12. CHANGES..........................................................9

13. TERM OF AVAILABILITY........................................... 10

14. U.S. CUSTOMS, MARKING, AND DUTY DRAWBACK....................... 11

15. FORCE MAJEURE.................................................. 11

16. COMPLIANCE WITH LAWS........................................... 11

17. TERMINATION FOR CAUSE.......................................... 13

18. NOTICES........................................................ 13

19. DOCUMENTATION, TRAINING & TECH SUPPORT......................... 14

20. BUYER OWNED MATERIAL........................................... 14

21. RIGHTS AND ASSISTANCE TO REPAIR................................ 14

22. SIMILAR PRODUCTS............................................... 15

23. SURVIVAL....................................................... 15

24. ENVIRONMENTAL REQUIREMENTS..................................... 15

25. GENERAL........................................................ 15
     EXHIBIT A. PRODUCTS, PRICING, AND LEADTIME.................... 17
     EXHIBIT B. QUALIFICATION AND QUALITY REQUIREMENTS............. 18
     EXHIBIT C. CLEAN AIR & WATER CERTIFICATION.................... 21
     EXHIBIT D. EEO CERTIFICATION.................................. 22
     EXHIBIT E. SPACETEC TRADEMARKS................................ 23
     EXHIBIT F. SOFTWARE LICENSE AGREEMENT......................... 24

1.  BASIC ORDER AGREEMENT
A. This Basic Order Agreement and all attachments (called the "Agreement") is made by Digital Equipment Corporation ("Buyer") and Spacetec IMC Corporation ("Seller"). Buyer's worldwide subsidiaries may place Purchase Orders under this Agreement per Section 0A. The Terms and Conditions herein exclusively govern the purchase and sale of the Material, Spare Parts, Repair Parts, and Expendable Parts more fully described in Exhibit A, Products, Pricing, and Leadtime, and in applicable specifications, attached hereto and incorporated herein by ("Material, Spares, Repairs and Expendables").

B. This Agreement does not specify a quantity of Material, Spares, Repairs, and Expendables to be procured by Buyer, NOR DOES THIS AGREEMENT OBLIGATE BUYER TO PURCHASE ANY MATERIAL, SPARES, REPAIRS, AND EXPENDABLES. All such quantities will be specified on Buyer's Purchase Orders as defined in Clause A of Section 0, PURCHASE ORDERS, issued under the provisions of this Agreement and incorporated herein by reference.

C. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall take precedence.

D. It is understood by the Seller that Material, Spares, Repairs, and Expendables listed in Exhibit A of this Agreement may relate to products that are under development by Buyer. Except as expressly provided otherwise, Buyer accepts no responsibility for any expenses, losses or action incurred or undertaken by Seller as a result of work performed in anticipation of purchases of said Material, Spares, Repairs, and Expendables by Buyer.

E. Notwithstanding the requirement in Section 0, GENERAL, for two signatures to amend this Agreement, Buyer may add products of Seller to the list of Material, Spares, Repairs, and Expendables available for purchase hereunder by adding such products on a Purchase Order which is accepted by Seller. Such added products shall be deemed "Material, Spares, Repairs, and Expendables" as defined herein as though listed in Exhibit A, Products, Pricing, and Leadtime, at the time of execution of this Agreement. The price for which such added products shall be available for purchase under this Agreement shall be as stated on such accepted Purchase Order, subject to the provisions of this Agreement. The Buyer shall subsequently memorialize the addition to this Agreement of the added products in an amendment pursuant to Section 25 GENERAL.

F. Seller grants buyer all necessary rights and licenses for Buyer to market, promote, resell, distribute and service the Material and including without limitation, rights and licenses under any applicable patents, copyrights, trademarks, trade secrets, mask works, and other intellectual property rights. Buyer shall have the right to use Seller's name or trademarks, as defined in Exhibit E - Trademarks, in connection with any distribution of the Material under this agreement. For purposes of this agreement, software is deemed to be a part of the Material and shall be subject to the terms of this agreement. Software is licensed in accordance with Seller's Software License Agreement (Exhibit F).

2.  PURCHASE ORDERS
A. The term "Purchase Order" shall mean Buyer's written Purchase Order form and any documents incorporated therein by reference.

B. Buyer will order Goods by issuing telex, facsimile, or telephonic orders or Purchase Orders. For Purchase Orders with a total value in excess of five thousand dollars ($5,000), unless otherwise requested by Seller, Buyer will issue confirming written Purchase Orders within ten (10) days after issuing such telex, facsimile, or telephonic orders. Each Purchase Order will specify items such as:
Goods, quantity, delivery schedule, destination, total price of the Purchase Order. Each Purchase Order issued under this Agreement shall be made part of, and be incorporated into this Agreement, and shall reference this Agreement number on the face of each Purchase Order issued pursuant to this Agreement. Seller shall have five (5) days after receipt to reject the Purchase Order. By not rejecting the Purchase Order within five (5) days, Seller will have accepted the Purchase Order. Acceptance by Seller is limited to the provisions of the Agreement and the Purchase Order. No additional or different provisions proposed by Seller shall apply. In addition, the parties agree that this Agreement and issued Purchase orders constitute a Contract for the Sale of Goods and/or Services and satisfy all statutory and legal formalities of a contract.

C. If Buyer's Purchase Order specifies export after passage of title, Seller shall furnish Buyer with all necessary Export/Import documentation. If Buyer's Purchase Order specifies export before passage of title, Seller shall prepare all export/import documentation and furnish a copy to Buyer. Export/Import documentation shall be in accordance with the INCOTERMS then in force.

D. If Seller has more than one (1) geographic location which could supply Spares and/or Repairs, Seller shall make such Spares and/or Repairs available to Buyer from Seller's closest location to Buyer's ship to location. Any of Buyer's locations outside the United States may place orders with Seller's specified United States and/or foreign facilities for such Spares and Repairs.

3.   PURCHASE PERIOD
A. The period during which Buyer may issue Purchase Orders for Material, under this Agreement (Purchase Period) shall last * (*) years, beginning on * and expiring on *.

B. The period during which Buyer may issue Purchase Orders for Spares, Repairs, and Expendables under this Agreement (Spares Purchase Period) shall last * (*) years beginning on * and expiring on *, or * years from the date of termination if this agreement is terminated before *.

C. The Purchase Period may be extended for * (*) * upon mutual written consent of the parties hereto.

4.   PRICING
A. The prices set forth in Exhibit A, Products, Pricing, and Leadtime, shall remain fixed for the period set forth therein (Pricing Period). Sixty (60) days prior to the end of the then current Pricing Period, Buyer and Seller shall meet to review the pricing and Material, Spares, Repairs, and Expendables for the next Pricing Period. If Buyer and Seller reach agreement, a new Exhibit A., shall be generated for the next Pricing Period and shall be added by amendment to this Agreement. If Buyer and Seller fail to reach agreement on pricing and for the next Pricing Period, this Agreement may be terminated at the end of the then current Pricing Period. Buyer's sole liability to Seller for such termination shall be to pay Seller any unpaid balance due for conforming material:

1. Delivered against Buyer's Purchase Order(s) before receipt of Buyer's termination notice; or

2. Ordered by Buyer and scheduled for delivery within the cancellation notice period specified in Section 0, DELIVERY/LEADTIME/FLEXIBILITY, Reschedule and Cancellation Notice Period.

* Confidential treatment has been requested for marked portion

B. Prices include all charges such as packaging, packing, customs duties imposed before passage of title, and all taxes except sales, use, and other such taxes imposed upon the sale or transfer of Material, Spares, Repairs and Expendables for which Buyer is solely responsible under applicable law and for which Buyer is properly invoiced by Seller.

C. Seller represents that prices established herein, to be paid by Buyer, shall not exceed the prices charged to any other customer of Seller for materials which are the same or substantially similar to the Material, Spares, Repairs, and Expendables, taking into account the quantities and the Terms and Conditions of this Agreement, and Seller will forthwith refund any excess amounts paid by Buyer .

5.   DELIVERY/LEADTIME/FLEXIBILITY
A. Buyer's Purchase Orders shall state Seller's committed delivery dates for Material, Spares, Repairs, and Expendables. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE OF ALL PURCHASES MADE UNDER THIS AGREEMENT. The minimum agreed period between Buyer's issuance of a Purchase Order and the scheduled delivery date ("Leadtime") shall be as stated in Exhibit A, Products, Pricing, and Leadtime.

B. All deliveries shall be FOB Origin. Buyer shall select the carrier and shall pay transportation charges on a "freight collect" basis.

C. If Seller delivers Material, Spares, Repairs, and Expendables more than three (3) days in advance of the scheduled delivery date, Buyer may either return such Material Spares, Repairs, and Expendables at Seller's expense for subsequent delivery on the original delivery date or retain such Material, Spares, Repairs, and Expendables and postpone payment until it would have been due if Seller had delivered Material Spares, Repairs, and Expendables as scheduled. Without limiting any of Buyer's rights and remedies in equity or at law, if Seller is late in meeting the scheduled delivery date, Buyer may require that Seller ship the Material Spares, Repairs, and Expendables via premium means at Seller's expense, or may cancel the order for such Material, Spares, Repairs, and Expendables without liability to the Buyer.

D. Seller shall deliver the exact quantity of Material, Spares, Repairs, and Expendables scheduled. If Seller delivers less than the scheduled requirement, Seller shall correct the shortage within a five (5) day period. If Seller fails to correct such shortage within this period, without limiting any of Buyer's rights and remedies in equity or at law, Buyer may cancel and/or return all or part of the order without cost or liability. If Seller delivers more than the quantity ordered, Buyer may return any excess Material, Spares, Repairs, and Expendables at Seller's expense.

E. Buyer may without cost or liability: reschedule delivery of any Material, Spares, Repairs, and Expendables and/or cancel Purchase Orders, or parts of them, by giving notice as specified below, Reschedule and Cancellation Notice
Period:

Reschedule and Cancellation Period. Material, Spares and Repairs .
- ------------------------------------------------------------------

Reschedule Notice:      10 Days prior to ship date

Cancellation Notice     30 Days prior to ship date

(all or partial)

Buyer may reschedule or cancel orally provided written notification issued to Seller within 5 days.

F. Buyer may require that shipments of Material, Spares and/or repairs under this Agreement be shipped by Seller to various destinations. The Purchase Order will clearly specify the "SHIP TO" location for each order placed with Seller.

G. Buyer will measure Seller's performance against commitments, for the purpose of establishing Seller's rate of timely delivery and leadtime improvement against Buyer's requirements. Timely delivery shall mean delivery of scheduled quantities no more than three (3) days early, or zero (0) days late. Leadtime, as defined in Exhibit A, will apply to the measurement of delivery performance.

H. Buyer may, without cost or liability, increase or decrease the Quantity of Material, Spares and/or Repairs ordered under this Agreement in accordance with the following schedule.

               Leadtime Before           % Increase         % Decrease
               Delivery                  Shipment           Shipment
               0  to 10 calendar days           25%                 0%

               11  to 20 calendar days         100%                 0%

               21  to 30 calendar days         200%                25%

I. A copy of Seller's packing list shall accompany all Material, Spares, Repairs, and Expendables shipments and shall indicate Buyer's Purchase Order Number, Part Number, and Serial Number.

6.   QUALITY, INSPECTION, AND ACCEPTANCE
A. Prior to delivery Seller shall insure that all Material, Spares, Repairs, and Expendables are in accordance with the provisions of this Agreement, including but not limited to Buyer's Purchase Specification and Exhibit B, Qualification and Quality Requirements, and all other quality requirements specified in the Purchase Specifications for Material, Spares, Repairs, and Expendables purchased under this Agreement, are incorporated herein by reference.

B. Seller authorizes and agrees to assist Buyer in performing source inspection and quality assurance reviews at Seller's manufacturing facilities, but this shall in no way relieve Seller of its obligation to deliver conforming Material, Spares, Repairs, and Expendables nor waive Buyer's right of inspection; nor does said right of inspection waive any rights under the warranty provisions.

C. During the Inspection Period of thirty (30) days after Buyer's receipt of the shipment of Material or Spares, Repairs and Expendables Buyer will return Material Spares, Repairs, and Expendables which fails to pass inspection, for, at Buyer's option, credit, refund of purchase price, or repair/replacement within five (5) days of Buyer's notice to Seller of nonconformance. Seller shall designate carrier and pickup of rejected Material, Spares, Repairs, and Expendables and the pickup shall occur within five (5) days of notice, or Buyer may select a carrier and return rejected Material, Spares, Repairs, and Expendables COD, and risk of loss will pass to Seller for rejected Material, Spares, Repairs, and Expendables FOB Buyer's dock.

7.   PAYMENT AND SET-OFF
A. Buyer shall issue payment net thirty (30) calendar days after the later of the scheduled delivery date and receipt of a correct packing list, correct invoice, and conforming Material, Spares, Repairs, and Expendables.

B. Amounts owed to Buyer due to rejections of Material, Spares, Repairs, and Expendables, or discrepancies on paid invoices will be, at Buyer's option, fully credited against future invoices payable by Buyer, or paid by Seller within thirty (30) calendar days from Seller's receipt of a debit memo or other written request for payment from Buyer.

C. Buyer shall have the right at any time to set-off any amount owed from Seller to Buyer or its subsidiaries or affiliates against any amount payable by Buyer pursuant to this Agreement and/or any Purchase Order issued hereunder, provided such set-off does not contravene applicable exchange control laws or any other applicable statute.

8.   WARRANTY
A. Seller warrants Material and Spares for fifteen (15) months from date of acceptance of Material, Spares, Expendables by Buyer or Buyer's customer and Seller warrants Repairs for the balance of the original warranty, and Seller warrants that all Material, Spares, Repairs, and Expendables, shall be free from defects in material, workmanship, and design, shall conform to applicable specifications, drawings, samples, and descriptions referred to in this Agreement, and shall be suitable for the purpose for which intended. Seller warrants it has the right to convey the Material, Spares, Repairs, and Expendables that the Material, Spares, Repairs, and Expendables are free of all liens and encumbrances, and do not infringe on any intellectual property interest.

These warranties shall survive any inspection, delivery, payment, and termination of this Agreement, and shall run to Buyer, its customers, successors, and assigns. Seller agrees to date code with the expiration date of warranty, on all Spares.

Buyer shall have the right to enforce these warranties on behalf of any of its customers.

B. Seller shall correct defects in Material, Spares, Repairs, and Expendables at its facility. Seller shall repair or replace, at Seller's option, all defective Material, Spares, Repairs, and Expendables within thirty (30) days of receipt of such Material, Spares, Repairs, and Expendables. Seller shall bear all warranty costs such as labor, material, inspection, and shipping to and from Buyer's facility or Buyer's customer's facility, whichever is the location of the Material, Spares, Repairs, and Expendables. If Buyer or Buyer's customer incurs any such costs, Buyer may either recover them directly from Seller or deduct them from any amounts due Seller. Seller agrees to date code with expiration date of warranty on all Spares.

9.   LIMITATION OF LIABILITY
Except as otherwise provided in this Agreement, neither party shall be liable for special, indirect, incidental, or consequential damages. The foregoing limitation shall not limit Seller's liability for any costs, expenses, and damages arising out of or in connection with: claims brought by third-parties; Seller's unauthorized disclosure of Buyer's confidential information; or any indemnification (including Section 0, INTELLECTUAL PROPERTY INDEMNITY) granted by Seller in connection with this Agreement.

10.  CONFIDENTIAL INFORMATION AND ADVERTISING
A. Both parties shall maintain as confidential and shall not disclose to any person outside their employ, nor use for purposes other than performance of this Agreement, any specifications, drawings, blueprints, data, business information, or other confidential information which each party learns by virtue of this Agreement, except as required by law, and after written notice to the other party. Upon termination of this Agreement, both parties shall promptly return all confidential material and all copies.

B. Without Buyer's prior written consent, except as required by law, Seller shall not in any manner disclose, advertise, or publish the existence or terms of transactions under this Agreement. Buyer and seller agree to issue a mutually acceptable joint press release announcing this agreement. The joint press release, and any future joint publicity, shall be approved in writing by Buyer before being released by Seller.

C. Buyer may reproduce and use Seller's manuals, schematics, and merchandising literature provided by Seller under this Agreement, provided that all copyright and trademark notices remain intact, for Buyer's internal documentation purposes.

11.  INTELLECTUAL PROPERTY INDEMNITY
Seller shall defend, at its expense, any claim against Buyer alleging that Material, Spares, Repairs, or Expendables, or any part thereof infringes any patent, copyright, trademark, trade secret, mask work, or other intellectual property interest in any country and shall pay all costs and damages awarded, if Seller is notified promptly in writing of such a claim. If an injunction against Buyer's or Buyer's customer's use, sale, lease, license, or other distribution of the Material, Spares, Repairs, or Expendables or any part thereof results from such a claim (or if Buyer reasonably believes such an injunction is likely), Seller shall, at its expense, (and in addition to the Seller's other obligations, hereunder) and as Buyer requests: obtain for Buyer and/or Buyer's customers the right to continue using, selling, leasing, licensing, or otherwise distributing the Material, Spares, Repairs, or Expendables, or replace or modify it so it becomes noninfringing but functionally equivalent. The provisions of this Section shall not apply to any claim for infringement resulting solely from Seller's compliance with Buyer's detailed written design specifications, where provided.

12.  CHANGES
A. Buyer must be advised in writing of ANY and ALL product or process changes which materially affect form, fit, or function, or change of manufacturing site, sixty (60) days prior to the planned implementation. Seller shall make no changes during the Purchase Period for Material, Spares, Repairs, and Expendables which affect design, form, fit, or function, appearance, reliability, place and process manufacture, or packing and packaging specified by this Agreement without Buyer's prior written approval. Buyer will review Seller's written request for such changes within thirty (30) days of Buyer's receipt of such request and whatever documentation Buyer reasonably requires to evaluate such request, which shall include all maintenance related information and samples which incorporate the proposed change(s). Buyer agrees to use reasonable efforts to issue to Seller, Buyer's final acceptance or rejection of Seller's proposed change within an additional thirty (30) day period.

B. As a part of Seller's internal engineering process, prior to release of any change, Seller shall demonstrate, to Buyer's satisfaction, that the change has not affected the operation and functional performance of the Material, Spares, Repairs, and Expendables listed in Exhibit A, hereto.

C. A "Mandatory" Change as used herein shall be defined as: any change required to insure that the Material, Spares, Repairs, and Expendables, (1) meets the applicable Product Purchase Specification(s), (2) is safe, and
(3)complies with all applicable laws.

1. After written Seller notification of change to Buyer, and Buyer review of change and written approval to Seller, Seller shall start implementation of Mandatory Changes to the Material, Spares, Repairs, and Expendables, per a mutually agreed upon schedule(s) and shall not ship said Material, Spares and Repairs until brought into conformance, unless authorized by Buyer to do otherwise.

2. For implementing Mandatory Change(s) to product already delivered to Buyer, Seller shall supply to Buyer material which contains such Mandatory Change(s) ("Seed Stock" ), which shall be delivered to Buyer per the schedule following:

3. Seller is to allocate, at no charge to Buyer, Seed Stock equal to ten percent (10%) of the total product delivered to Buyer to date in which Seller requires Mandatory Change(s), Product so replaced with Seed stock will be repaired by Seller to comply with Mandatory Change(s) and delivered again to Buyer as Seed Stock. The percentage represents what is required to implement the Mandatory Change(s) in one (1) year after receipt by Seller of Buyer's approval of such Mandatory Change(s). At end of one (1) year period, or upon completion of such Mandatory Change(s) to all units delivered to Buyer, which ever comes later, Buyer will return remaining Seed Stock to Seller.

4. Seller shall deliver the Seed Stock within thirty (30) days after having implementing the Mandatory Change(s) in manufactured units. Seller shall deliver Seed Stock pursuant to the Buyer's Purchase Order form which shall be consistent to this Agreement. Purchase Order number may be provided via telephone, with facsimile transmission within twenty four (24) hours.

D. Change Notices: Any notice given under this Section shall be initially transmitted by means agreed to between the parties, to addressees specified in Section ref 0, NOTICES herein.

13.  TERM OF AVAILABILITY
A. In consideration for Buyer's purchase of any Material, Spares, Repairs, and Expendables, hereunder, Seller grants to Buyer the option to purchase Material, Spares, Repairs, and Expendables, at the last revision level purchased under this Agreement, for the period of two (2) years after the expiration date of this Agreement or any extension thereof, or for as long as said Material, Spares, Repairs, and Expendables, are made available to any of Seller's other customers, whichever is the later.

B. Thereafter, Seller may discontinue availability of Material, Spares, Repairs, and Expendables, by giving Buyer twelve (12) months prior written notice, provided that, at Buyer's option, Seller shall:

1. Sell Buyer sufficient quantities of Material, Spares, Repairs, and Expendables Buyer deems necessary.

2. Offer Buyer the opportunity to obtain successor products offering substantially similar form, fit, and function under the terms of this agreement. Pricing for successor products shall not exceed the then current price for Material.

14.  U.S. CUSTOMS, MARKING, AND DUTY DRAWBACK
A.   Country of Origin

1. "Country of Origin" Marking: The Seller shall mark, in English, all Material, Spares, Expendables, Repairs with the Country of Origin (manufacture), in compliance with Section 304 of the United States Tariff Act. Both the Material, Spares, Expendables, Repairs and its container must be conspicuously marked with the Country of Origin. If the Material, Spares, Repairs, and Expendables, itself cannot be marked legibly due to size, then its immediate container must be marked.

2. For each delivery against purchases made under this Agreement, Seller shall furnish Buyer with a signed certificate stating Country of Origin (manufacture) by quantity and part number (Buyer's and Seller's).

B.   Duty Drawback

In the event that Seller begins shipping completed products directly to Buyer from a location outside the United States, such that the products are subject to U.S. Customs import duties paid by Buyer, Seller shall implement the following "Duty Drawback" provisions:

1. For each purchase under this Agreement, and for each item of Material, Spares, Repairs, Expendables delivered hereunder for which U.S. Customs import duties have been paid upon importation, or for Materials, that contain parts for which import duties have been paid, Seller shall furnish Buyer with a signed "MANUFACTURING DRAWBACK ENTRY and/or CERTIFICATE" (U.S. Customs Form #CF331 or its successor). Seller warrants that information contained in such Form #CF33 shall be accurate and shall comply with United States Duty Drawback and Customs laws and regulations. Seller shall indemnify and hold Buyer harmless from and against any claims, costs, or damages resulting from or arising out of Buyer's reliance on such information and/or Form #CF331.

2. Seller shall provide such required Form(s) #CF331, and/or information, at the end of each fiscal quarter, unless otherwise agreed in writing by both parties.

3. Buyer reserves its first right to claim Duty Drawback on all purchases made under this Agreement.

15.  FORCE MAJEURE
Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, flood, or other natural disaster, war, embargo, riot, or the intervention of any government authority, provided that the party so delayed immediately notifies the other party of such delay. If Seller's performance is delayed for these reasons for a cumulative period of sixty (60) days or more, Buyer may terminate this Agreement and/or any Purchase Order hereunder by giving Seller written notice, which termination shall become effective upon receipt of such notice. If Buyer terminates, its sole liability under this Agreement or any Purchase Orders issued hereunder will be to pay any balance due for conforming Material (1) delivered by Seller before receipt of Buyer's termination notice; and (2) ordered by Buyer for delivery and actually delivered within fifteen (15) days after receipt of Buyer's termination notice.

16.  COMPLIANCE WITH LAWS
A. All Material, Spares, Repairs, and Expendables supplied and work performed under this Agreement shall comply with all applicable United States and foreign laws and regulations including, but not limited to, emission and safety standards, the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Fair Labor Standards Act of 1938 (29 U.S.C. Sections 201-219), the Toxic Substance Control Act of 1976

(15 U.S.C. Section 2601), all laws restraining the use of convict labor, and Worker's Compensation Laws. Upon request, Seller agrees to certify compliance with any applicable law or regulations. Seller's failure to comply with any of the requirements of this Section may result in a material breach of this Agreement.

B.   The following provisions and clauses of the Federal Acquisition Regulation
(FAR), 48 CFR Chapter 1, are hereby incorporated by reference, with the same force and effect as if they were given in full text and are hereby made binding upon the subcontractor or vendor. Where the clauses or provisions say "Contractor", substitute "subcontractor or vendor."

1)   Nonexempt Subcontracts and Purchase Orders over $2,500:

52.222-36 Affirmative Action for Handicapped Workers (APR 1984)

2) Nonexempt Subcontracts and Purchase Orders over $10,000 or subcontracts and purchase orders the aggregate value of which in any twelve month period exceeds or can be expected to exceed $10,000:

52.222-26  Equal Opportunity (APR 1984)

3)   Nonexempt Subcontracts and Purchase Orders over $10,000:

52.222-21 Certification of Nonsegregated Facilities (APR 1984)
52.222-35 Affirmative Action for Special Disabled and Vietnam Era Veterans (APR
1984)

4) Subcontracts and Purchase Orders over the small purchase limitation, $25,000:

52.219-13 Utilization of Women-Owned Small Business (AUG 1986)

5)   Subcontracts over $500,000, except for small business concerns:

52.219-8 Utilization of Small Business Concerns and Small Disadvantaged Business Concerns (FEB 1990)

A copy of the Filing Standard Form 100 (EEO-1) and Development of Affirmative Action Compliance Program is attached as an Exhibit to this Agreement, and incorporated herein by reference.

C. The provisions of the Clean Air Act (42 U.S.C. Sections 7401 et seq.) and the Clean Water Act (33 U.S.C. Sections 1251 et seq.) are made a part of this Agreement. A copy of the Certification required under these statutes is attached as an Exhibit to this Agreement and incorporated herein by reference.

D. The provisions of any applicable State "Right-to-Know" laws and regulations are made a part of this Agreement. A copy of the applicable Material Safety
Data Sheets as required under such laws and regulations shall be provided by Seller upon delivery of Material, Spares, Repairs, and Expendables and updated as necessary.

E. This Agreement is subject to all applicable United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations.

All Material, Spares, Repairs, and Expendables supplied and work performed under this Agreement shall comply with all applicable laws and regulations. Without limiting the foregoing, Seller shall comply with the Occupational Safety and Health Act ("OSHA") 29 C.F.R. Sections 1910, 1200(b), and (g)(8); the Toxic

Substance Control Act ("TSCA") 15 U.S.C. Section 2612(a); and laws restraining the use of convict labor: 18 U.S.C. Sections 1761 and 1762. Seller's failure to comply with any of the requirements of this Section may result in a material breach of this Agreement.

F. Seller agrees to comply with the United Stated Federal requirements contained at Title 40, Code of Federal Regulations Part 82 "Protection of Stratospheric Ozone; Labeling".

Moreover, Seller shall not supply to Buyer any product or part that contains or has been manufactured using a Class 1 ozone depleting substance, as that term is defined in the Regulations, unless Seller has provided prior written notice to Buyer.

G. The 1980 United Nations Convention on contracts for the international sale of goods shall not apply to this agreement or any order issued under this agreement.

17.  TERMINATION FOR CAUSE
A. The occurrence of any of the following constitutes a breach and is cause for Buyer's termination of this Agreement and or/its Purchase Orders.

1.   Seller fails to deliver Material, Spares, Repairs, and Expendables on time.

2. Material, Spares, Repairs, and Expendables, do not conform to the applicable descriptions or specifications.

3.   Seller fails to perform any material provision of this Agreement.

4. Seller assigns this Agreement, or any obligation or right hereunder, except to an entity controlling, controlled by, or under common control with Seller, without written permission from Buyer. (The word "assign" to include, without limitation, a transfer of major interest in Seller.)

5. Seller merges with a third-party (not a parent or subsidiary company), without the prior written consent of Buyer.

6. Seller becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of Seller's assets.

B. Seller must cure any of the above breaches except late delivery pursuant to Clause A., paragraph 1 above, for which there shall be no cure period, and notify Buyer of such cure within ten (10) days from receipt of a notice to cure from Buyer. If Seller fails to so cure, Buyer may terminate this Agreement and/or any Purchase Orders under it by giving Seller written notice. Buyer shall have no liability except for payment of any balance due for conforming Material, Spares, Repairs, and Expendables delivered before the date of Buyer's notice to cure.

18.  NOTICES
Any notice given under this Agreement shall be written or sent by telex or facsimile. Written notice shall be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by any other overnight delivery service which delivers to the noticed destination, and provides proof of delivery to the sender. Any telex or facsimile notice must be followed within three (3) days by written notice. All notices shall be effective when first received at the following addresses:

If to Seller:                               With copies to:

Name           Spacetec IMC Corporation      Spacetec IMC Corporation
              ----------------------------  ------------------------------
Title          Vice President, Sales         General Counsel
              ----------------------------  ------------------------------
Address        The Boott Mill                The Boott Mill
              ----------------------------  ------------------------------
               100 Foot of John Street       100 Foot of John Street
               Lowell, MA 01852-1126         Lowell, MA 01852-1126

If to Buyer:                                With copies to:

Name           Donald A. Brouillet           Robert F. Ducey
              ----------------------------  ------------------------------
Title          Acquisition Consultant        Product Manager
               Systems Business Unit,        Workstation Business Segment
              ----------------------------  ------------------------------
               Digital Equipment Corporation Digital Equipment Corporation
              ----------------------------  ------------------------------
Address        129 Parker Street  PKO2/J10   129 Parker Street  PKO3-
               Maynard, MA 01754             Maynard, MA 01754
              ----------------------------  ------------------------------

19.  DOCUMENTATION, TRAINING & TECH SUPPORT
During the Purchase Period, Seller shall to Buyer supply documentation, training and technical support. Seller hereby grants to Buyer the right to reproduce, in whole or in part, all documentation and training material provided to Buyer in order for Buyer to effectively service Seller's products. Seller shall place all appropriate copyrights and trademarks on all reproducible material.

20.  BUYER OWNED MATERIAL
If any Material, Spares, Repairs, and Expendables ( "Buyer Owned Material" ) is returned to Seller, it will be identified in Buyer's accompanying Shipping and Billing Authorization form ( "SBA"). Buyer will retain title to all such items. While Buyer Owned Material is in Seller's care, custody, and control, Seller shall insure it at Seller's own expense in the amount of the Buyer Owned Material's full replacement value against all risks of physical loss excluding nuclear risks or acts of war. Seller shall keep such material separate and identified as Buyer Owned Material and shall use such material solely under the terms of this Agreement. Upon request from Buyer, Seller shall promptly return all Buyer Owned Material.

21.  RIGHTS AND ASSISTANCE TO REPAIR
Seller shall provide repair services at its facility. Seller shall accept return of Material using its standard "return material authorization" process. For warranty repairs, Seller shall pay all shipping costs, including insurance and other related costs, to return such Material to Seller's designated receiving facility. For out-of-warranty repairs, Seller shall repair Material for a charge of 50% of Buyer's original purchase price.

Buyer shall use reasonable means to verify that Material returned for repair is inoperable before returning Material. If Buyer returns more than five (5) units per month which prove to be not defective in any way, Seller reserves the right to assess a retesting charge for any additional non-defective units returned in that month. Buyer and Seller agree to meet and develop a test correlation plan prior to the assessment of any retesting charge. Seller shall not assess a retesting charge without prior written notification to Buyer.

22.  SIMILAR PRODUCTS
Seller understands that Buyer designs, develops and acquires hardware and software for use with its own computer system products, and that existing or planned hardware and software independently developed or acquired by Buyer may contain ideas and concepts similar or identical to those contained in the Seller's product. Seller agrees that entering this Agreement shall not preclude Buyer in any way, from using such ideas and concepts to develop or acquire similar hardware and software for any purpose, without obligation to the Seller, provided Buyer:

1.   does not copy for such use, in whole or in part, the Seller's product;

2. does not make use of any information divulged under non-disclosure agreements to develop or have developed by third parties any similar products.

23.  SURVIVAL
The provisions of this Agreement dealing with Delivery, Payment and Set-off, Warranty, Limitation of Liability, Confidential Information and Advertising, Intellectual Property Indemnity, Changes, Term of Availability, U.S. Customs, Marking, and Duty Drawback Requirements, Compliance with Laws, General, and Exhibit(s) E and F shall survive termination or expiration of this Agreement.

The terms, provisions, representations, and warranties contained in the Agreement shall survive expiration or earlier termination of this Agreement notwithstanding delivery, acceptance of and/or payment for the Material, Spares, Repairs, and Expendables ordered hereunder.

24.  ENVIRONMENTAL REQUIREMENTS
Packaging Materials - Seller certifies that all packaging materials and packaging components supplied to Buyer under this Agreement, including those supplied in connection with any materials or goods, shall meet the following standard: The sum of the concentration levels of lead, mercury, haxavalent chromium and cadmium shall not exceed 100 parts per million (PPM) by weight.

25.  GENERAL
A. This Agreement is the complete and entire understanding between the parties on this subject matter and supersedes all prior agreements, proposals, representations, statements, or understandings whether written or oral on this subject between them. The provisions of this Agreement may be amended or waived only by a writing executed by the authorized representatives of the parties hereto.

B. In the event that either party to this Agreement shall, on any occasion, fail to perform any provision of this Agreement, and the other party does not enforce that provision, the failure to enforce shall not prevent enforcement of the provision on any other occasion.

C. As used in this Agreement, except where otherwise noted, the term "days" shall mean business days.

D. Seller, including its servants, agents, and employees, is an independent contractor and not an agent or employee of Buyer. Without limiting the generality of the foregoing, Seller is not authorized to represent or make any commitments on behalf of Buyer, and Buyer expressly disclaims any liability therefore.

E. Supplemental terms are included in Exhibit A through Exhibit F and are incorporated herein by reference.

F. All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not effect the enforceability of any other provisions hereof. This Agreement and any Purchase Orders issued hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement under seal as of the date(s) set forth below.

DIGITAL EQUIPMENT CORPORATION      SPACETEC IMC CORPORATION
- -----------------------------      -------------------------------
(Buyer)                            (Seller)

By /s/ Phillipe Riberve            By /s/ Linda S. Linsalata
- -----------------------            -------------------------
(Signature                         (Signature)

Phillipe Riberve                   Linda S. Linsalata
- -----------------------------      -------------------------
(Printed Name)                     (Printed Name)

V.P. Workstations                  CFO
- -----------------------------      -------------------------
(Title)                            (Title)

March 19, 1996                     March 19, 1996
- -----------------------------      -------------------------
(Date)                             (Date)

Exhibit A
                        PRODUCTS, PRICING, AND LEADTIME

- -----------------------------------------------------------------------------------------------------
Digital Part    Spacetec Part     Description               Price     Leadtime       Pricing
#               #                                                                    Period
- -----------------------------------------------------------------------------------------------------
PBXWA-AA        30032             2 button Spaceball and    *         4 weeks ARO    *
                                  Spaceware software
- -----------------------------------------------------------------------------------------------------

Pricing is based on the expectation that Buyer will eventually purchase quantities greater than * (*) units per year. If an average monthly run rate that meets this volume target is not achieved after * (*) months, Buyer and Seller will meet to renegotiate pricing for the next pricing period. The first * (*) months of purchases shall be considered a start-up period.

Seller shall use its best efforts to develop and implement a Cost Reduction program. The objective of this program is to achieve a minimum of *% reduction per quarter in the price paid by the Buyer during the term of the Agreement and any extension. The program may address, but shall not be limited to, the following:

1.   Value Engineering alternatives.

2.   Manufacturing process improvements.

3.   Quality Control improvements.

4.   Tool cost reductions.

5.   Packaging improvements.

6.   Delivery channel cost reductions.

7.   Quantity/volume discounts.

Price reductions shall be dependent upon Buyer achieving mutually agreed production volume targets.

* Confidential treatment has been requested for marked portion

Exhibit B
                    QUALIFICATION AND QUALITY REQUIREMENTS
1.0 INTRODUCTION
This exhibit sets forth and defines the standards for quality and reliability performance pertaining to the products as listed in Exhibit A and detailed in Buyer's Purchase Specification.

2.0 QUALITY AND RELIABILITY ASSURANCE

2.1 CONFORMANCE TO THE PRODUCT SPECIFICATION

Seller shall assure conformance to Buyer's Purchase Specification. This shall include but not be limited to all environmental, safety, and regulatory requirements contained therein. Seller shall, upon Buyer's request, provide any test results or agency reports that the Buyer may require, for review and concurrence.

Seller shall acquire all materials and manufacture said materials in such a manner that the agency certifications and ratings are maintained in the Seller's finished product. Seller shall provide to Buyer copies of all regulatory and safety agency submittal reports and approvals upon request.

2.3 PRODUCT TRACEABILITY

Seller shall assure that adequate records are maintained for traceability of all regulatory controlled parts as required by regulatory agencies.

Finished product shipped to the Buyer shall be serialized in accordance with the requirements of the Buyer's Purchase/Engineering specification. Barcode labels shall conform to industry standard Code 39 format, with size and location as specified in Buyer's Product (Purchase/ Engineering) specification.

2.4 WORKMANSHIP

Seller shall be responsible to assure that all product provided to Buyer meets all requirements of the Seller's internal workmanship standards and practices. Seller's standards and practices shall assure that the product provided to the buyer meets all quality, reliability, safety and regulatory agency requirements.

2.5 QUALITY SYSTEM PLAN

Seller shall submit to the Buyer for review and concurrence a Quality Manual and a Quality Control Plan, no later than sixty 60 days prior to the Seller's first scheduled production build. The plans shall define the Seller's overall Quality Assurance system elements, and detail inspection, test and audit points for manufacture of Buyer's material. If ISO 9000 registration has been achieved, the plan shall identify the level achieved (9001, 9002, 9003) by Seller facility and location.

2.6 PRODUCT ACCEPTANCE REQUIREMENTS

Seller shall demonstrate to buyer's satisfaction that its process control systems and assurance processes deliver product that meets these acceptance requirements.

Seller shall insure that product delivered to buyer meets all the requirements of:

 . Product specification (Buyer's Purchase/Engineering Specification) and all recognized standards and requirements referenced therein.

 . Product marking per external agency requirements.

 . Product protection against damage and loss.

 . Compliance to then current European Economic Community standards and application of "CE" mark to product marking, as applicable.

Seller shall make all product acceptance data available to Buyer for review, upon request.

2.7 RELIABILITY ACCEPTANCE REQUIREMENTS

Seller shall provide reliability data upon buyer's request. This data may include, but not be limited to, MTBF predictions and associated environmental parameters, acceleration factors, component derating factors, stress test parameters, test conditions, test failures, number of unit hours, time to failure, failure modes and symptoms, root cause failure analysis, and resultant corrective actions.

Seller shall assure that the manufacturing process does not degrade the inherent design reliability.

Seller shall further assure that any changes to the product design as a result of engineering change, vendor change, or process change do not adversely affect the reliability of the product as delivered to Buyer.

2.8 CONTINUOUS IMPROVEMENT PROCESS

It is expected that Seller will continuously improve product performance, cost, quality, and reliability, which may require changes to design, materials, and/or processes. prior to implementing any such changes, seller shall notify buyer as set forth in Section 0, CHANGES.

2.9 CORRECTIVE ACTION

If at any time data from either the seller's or Buyer's control and measurement systems indicates that product quality and/or reliability has fallen below the minimum agreed-to levels, corrective action shall commence immediately and will continue until the problems are resolved.

Seller shall:

 . promptly notify buyer of the problem, its manifestations, symptoms, and an initial assessment of the problem severity and impact;

 . Perform root cause failure analysis;

 . Communicate corrective action to the Buyer within a mutually agreeable time frame.

 . Take whatever actions are deemed necessary until the problem is resolved to mutual satisfaction;

 . Instruct Buyer in dispositioning product if product in Buyer's possession or at buyer's customers' sites is affected or suspect.

 . If required, discontinue shipment to Buyer until the corrective action has been proven to be satisfactory to the Buyer and Seller.


2.10 FAILURE ANALYSIS REPORTING

Seller shall provide a failure analysis of product returned for repair at buyer's request. Unverified failures shall be promptly identified to Buyer. Buyer and Seller agree to work together to resolve cases of unverified failures if returned product continues to fail in Buyer's manufacturing process or field repair facilities.

2.11 AUDITS

The Buyer reserves the right to engage in audits of the product at the Seller's site, audits of the Seller's manufacturing process, and audits of the Seller's business or plant support processes at any time during the effective term of this agreement. Buyer shall notify Seller at least seven (7) working days in advance of its desire to perform an audit and shall identify areas to be covered by the audit.

3.0 PRODUCT SPECIFIC REQUIREMENTS

3.1 QUALITY ACCEPTANCE REQUIREMENTS

3.1.1 Average Outgoing Quality Levels (AOQL} shall be measured and monitored by Seller. if the quality falls below the minimum acceptable level, the corrective action process (sec. 2.9) shall commence immediately. Minimum performance levels by product shall be agreed to by Buyer and Seller, and listed in Buyer's Purchase Specification. Seller shall make available a mutually agreeable data reporting format.

Exhibit C
                       Clean Air & Water Certification

The undersigned Contractor as a supplier of materials or services to Digital Equipment Corporation agrees and certifies as follows:

1. any facility to be utilized in the performance of this proposed order or subcontract is not listed on the Environmental Protection Agency List of Violating Facilities;

2. it will promptly notify Digital, prior to award, of the receipt of any communication from the Director, Office of Federal Activities, U.S. Environmental Protection Agency, indicating that any facility which it proposes to use for the performance of a purchase order or subcontract is under consideration to be listed on the Environmental Agency List of Violating Facilities; and

3. it will comply with the applicable provisions of the Clean Air Act (42 U.S.C. 7401 et. seq.) and the Clean Water Act (331251 et. seq.); and

4. it will include substantially this certification, including this Paragraph
   (IV), in every non-exempt subcontract.

   or

5. compliance with the provisions of the Clean Air Act (42 U.S.C. et seq.) and the Clean Water Act (33 U.S.C. 1251 et seq.) is not applicable.

Exhibit D
                              EEO CERTIFICATION

EQUAL EMPLOYMENT OPPORTUNITY

FILING STANDARD FORM 100 (EEO-1) AND DEVELOPMENT OF AFFIRMATIVE ACTION COMPLIANCE PROGRAM

Contractor agrees and certifies that, if the value of any contract or purchase order is $50,000 or more and the Contractor has 50 or more employees, Contractor shall be bound by and agree to:

A. File a complete and accurate report on Standard From 100 (EEO-1) with the appropriate Federal Agency within thirty (30) days after either the signing of this instrument, or the award of the contract or purchase order, as the case may be (unless such a report has been filed in the last twelve (12) months), and will continue to otherwise comply with and file such reports annually as may be required under Executive Order 11246, as amended, and the regulations in 41 CFR 60-1.40 and 60-2.

B. Certify to the maintenance of a written and signed Affirmative Action Plan as specified in Section 60-1.40 of Rules and Regulations, Office of Federal Contract Compliance (EEO), Department of Labor, for each of its establishments, and certifies further the requirement of a similar certification from each of its nonexempt Contractors, and if no such Affirmative Action Plan is maintained, contractor agrees to develop and maintain a written Affirmative Action Compliance Program within 120 days for each of its facilities unless at such time it is not required by law or regulation to develop such a program.

Exhibit E

DEC - TRADEMARK EXHIBIT                       TRADEMARKS

====================================================================
  ----------------------------------------------------------------
  TYPE        Complete Term

  ----------------------------------------------------------------
  HARDWARE    Spaceball(R) 3003(TM)
              Advanced 3D-I(TM) Controller
  ----------------------------------------------------------------
              Spaceball(R) Powersensor(R)
  ----------------------------------------------------------------
              Spaceball(R) Space Controller(R)
              Advanced 3D-I(TM) Six-Axis
              Control Device
  ----------------------------------------------------------------


  ================================================================
  SOFTWARE    Advanced 3D-I(TM)
  ----------------------------------------------------------------
              Advanced 3D-I interface(TM)
  ----------------------------------------------------------------
              3D-I(TM)
  ----------------------------------------------------------------
              SpaceWare(R)
  ----------------------------------------------------------------
              SpaceWare(R) 3D-I Always(TM)
  ----------------------------------------------------------------
              SpaceWare(R) IMC(TM)
  ----------------------------------------------------------------
              SpaceWare Library and Toolkit(TM)


====================================================================

====================================================================
  ----------------------------------------------------------------
  Type        Complete Term

  ----------------------------------------------------------------
  CORPORATE   Spacetec IMC Corporation
  ----------------------------------------------------------------
              Note:"IMC" stands for Interactive Motion Control and is not trademarked when used in the Company name.


====================================================================

====================================================================
RULES FOR USING SPACETEC IMC CORPORATION TRADEMARKS

All terms listed above MUST APPEAR AS ABOVE. However, there are a couple of modification rules that can be used.

1 Trademark symbols must always be used on FIRST USAGE of Spacetec IMC Corporation trademarks. Trademark symbols may be dropped for subsequent usages, if desired.

2 The COMPLETE PRODUCT NAME or TERM (both regular & bold type shown above with appropiate trademark symbols) must always be used on the first usage. Product names may be shortened to their approved simplified form (shown above in just
                                   --------
   bold) for subsequent usages. For example SPACEWARE(R) 3D-I ALWAYS(TM) must be used for the first usage and then "simplified" to just 3D-I ALWAYS(TM) in subsequent usages. Where no approved "simplified" term is indicated above, the complete product name or term must be specified.

3 Bold and italics should be used on all PRODUCT NAMES OR TERMS whenever possible. SEE THE EXAMPLE AT RIGHT.

4 Spacetec IMC Corporation must be given appropriate credit for usage of its trademarks in any printed or published usage of these trademarks. For example, a typical credit line would be:

   SpaceWare, Spaceball and SpaceController are registered trademarks and 3D-I and 3D-I Always are trademarks of Spacetec IMC Corporation.

EXAMPLE:

- ------------------------------------------
   With the SPACEBALL(R) 2003(TM)
ADVANCED 3D-I CONTROLLER, moving
in 3D is easy. Lightly twist the
SPACEBALL(R) POWERSENSOR(R) ball and
your model will move intuitively. Using
the SPACEBALL(R) 2003(TM) is so easy,
you'll never go back to the mouse or
dials again. To order the SPACEBALL
2003, simply call us. To evaluate the
SPACEBALL 2003, just write us.
- -------------------------------------------

Exhibit F

SPACEWARE SOFTWARE LICENSE AGREEMENT (RESELLER)

1) The Spacetec IMC Corporation Software ("software") is protected by United States and International copyright law.

2) Spacetec IMC Corporation retains all title to and interest in this SpaceWare IMC software and grant the reseller the right to pass through to the original end use purchaser, a personal, non-transferable, non-exclusive license to use this copy solely with the Spaceball 3003/TM/ hardware supplied. You may not rent or lease the SpaceWare IMC software in any form, or make copies of the SpaceWare IMC software except an archival copy for the sole purpose of backing up your software and protecting your investment from loss. All archival copies must include any copyright notice on or in the SpaceWare IMC software.

3) Except as described above, you may not transfer or disclose or otherwise make available the software or any portion of it to a third party for any reason without the written permission of Spacetec IMC Corporation. You may not reverse compile or disassemble the Software.

4) This software is licensed solely for use with the Spaceball 3003 Hardware supplied and the supported system software referenced in the documentation. Spacetec IMC Corporation does not give any assurance that the software will work other than with the stated hardware and system software.

5) Spacetec IMC Corporation may terminate/cancel this license upon your failure to comply with any of the terms and conditions of this agreement.

GENERAL

1) This agreement is the complete and exclusive statement of terms and conditions between you and Spacetec IMC Corporation

2) This agreement shall be governed by the substantive laws of the Commonwealth of Massachusetts, USA.

SPACETEC IMC CORPORATION
THE BOOTT MILL

100 FOOT OF JOHN STREET
LOWELL, MA 01852-1126, USA
TEL: (508) 970-0330
- --------------------------------------------------------------------------------
FAX: 508) 970-0199